April 30, 2014

Marie Chandoha

President and CEO

The Charles Schwab Family of Funds

211 Main Street

San Francisco, CA 94105

Re: The Charles Schwab Family of Funds (the “Trust”)

Dear Ms. Chandoha:

This letter will confirm our agreement to limit net operating expenses of the following series of the Trust, as noted in the table below and described in the Trust’s registration statement filed with the Securities and Exchange Commission.

Fund	Net Operating Expense Limit	Guaranteed Through
Schwab Municipal Money Fund™ – Select Shares®	35 bps	4/29/16
Schwab Municipal Money Fund™ – Institutional Shares	24 bps	4/29/16
Schwab Value Advantage Money Fund® – Select Shares®	35 bps	4/29/16
Schwab Value Advantage Money Fund® – Institutional Shares	24 bps	4/29/16
Schwab Retirement Advantage Money Fund®	49 bps	4/29/16
Schwab Value Advantage Money Fund – Institutional Prime Shares®	21 bps	4/29/16

Sincerely,

/s/ George Pereira George Pereira Chief Financial Officer Charles Schwab Investment Management, Inc.	/s/ John Sturiale John Sturiale Senior Vice President, Product Management Charles Schwab & Co., Inc.